Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066
FOR IMMEDIATE RELEASE
SOUTHFIELD, MICHIGAN
November 1, 2010
MEADOWBROOK INSURANCE GROUP, INC.
REPORTS THIRD QUARTER 2010 RESULTS
•	Net income per share increased 47.4% to $0.28 per share up from $0.19 per share

•	Net operating income per share increased 35.0% to $0.27 per share up from $0.20 per share

•	GAAP combined ratio of 95.9%

•	Revenue increased 22.2%

•	Book value per share of $10.48, up 15.7% from December 31, 2009

•	Increased quarterly dividend 33.3% to $0.04 per share
Third Quarter 2010 Highlights and Overview:
•	Net income increased 36.5% to $15.0 million, compared to $11.0 million for the third quarter of 2009; this equates to an increase in net income per share of 47.4% to $0.28 per diluted share compared to $0.19 per diluted share in 2009, on a lower share count.

•	Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, increased 25.0% to $14.6 million, from $11.7 million in the prior year quarter; this equates to an increase in operating income per share of 35.0% to $0.27 per diluted share compared to $0.20 per diluted share in 2009, on a lower share count.

•	The combined ratio was 95.9%, which is comparable with the third quarter of 2009.

•	Gross written premium increased by $15.2 million, or 8.0%, to $204.2 million, compared to $189.0 million in the prior year quarter.

•	The Company repurchased 323,000 shares during the quarter at an average price of $8.46 per share.
Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported that third quarter 2010 net operating income, a non-GAAP measure, grew by 25.0% or $2.9 million to $14.6 million, or $0.27 per diluted share, compared to $11.7 million, or $0.20 per diluted share, in the third quarter of 2009. Net income increased 36.5% to $15.0 million, or $0.28 per diluted share, compared to $11.0 million, or $0.19 per diluted share, in the prior year quarter.

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Third quarter gross written premium increased 8.0% to $204.2 million, compared to $189.0 million in the third quarter of 2009. The increase in premium is primarily due to new business initiated in the second half of 2009.
For the three months ended September 30, 2010, net earned premium increased 25.1% to $171.9 million, compared to $137.4 million in the third quarter of 2009.
The GAAP combined ratio for the third quarter of 2010 was 95.9%, which is consistent with the third quarter of 2009.
During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three months ended September 30, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three months ended September 30, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail. For the three months ended September 30, 2010, this refinement resulted in a 2.3 percentage point increase in the expense ratio, a 1.0 percentage point decrease in the loss and LAE ratio and a decrease of $2.0 million in general, selling and administrative costs.
The calendar year loss and LAE ratio for the third quarter decreased 2.9 percentage points to 61.6% from 64.5% for the same period in 2009. The 2010 results include favorable development of 4.2 percentage points compared to 2009 results, which included favorable development of 4.5 percentage points. The accident year loss and LAE ratio for the third quarter of 2010 was 65.9%, compared to 69.0% in the third quarter of 2009. The accident year loss and LAE ratio is a non-GAAP measure that represents our GAAP loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss reserves. The improvement in the accident year loss and LAE ratio reflects a decline in storm related losses and a single fire loss totaling $5.7 million that occurred in 2009.
Policy acquisition and other underwriting expenses for the three months ended September 30, 2010 increased $15.9 million to $59.0 million from $43.1 million for the same period in 2009. Our expense ratio increased 2.9 percentage points to 34.3% for the three months ended September 30, 2010, from 31.4% for the same period in 2009. This change reflects an increase in external costs, primarily net commission expense relating to new business added in the second half of 2009 for which the agent performs certain policy issuance functions.
General, selling and administrative costs decreased $2.4 million to $5.9 million for the three months ended September 30, 2010, from $8.3 million for the three months ended September 30, 2009. This decrease reflects our ability to further leverage fixed costs.
Commenting on the quarter, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We are pleased with our third quarter results as we continue to achieve profitable growth in a competitive market. Our growth strategy has been to establish geographic and product diversity through building meaningful long-term relationships. Current quarter growth is primarily the result of new initiatives that were launched in the second half of 2009. Our focus on pricing adequacy and disciplined underwriting has resulted in a significant increase to net operating income as compared to the prior year.”
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Nine months Ended September 30, 2010 Highlights and Overview:
•	Net income increased 22.4% to $44.3 million, compared to $36.2 million for the nine months ended September 30, 2009; this equates to an increase in net income per share of 28.6% to $0.81 per diluted share compared to $0.63 per diluted share in 2009, on a lower share count.

•	Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, increased 10.2% to $44.0 million, from $40.0 million in the nine months of 2009; this equates to an increase in operating income per share of 17.4% to $0.81 per diluted share compared to $0.69 per diluted share in 2009, on a lower share count.

•	The combined ratio was 94.8%, compared to 92.5% for the nine months ended September 30, 2009.

•	Gross written premium increased by $95.3 million, or 18.8%, to $601.2 million, compared to $505.9 million in the first nine months of 2009.

•	Book value per share increased 15.7% to $10.48 per share, compared to $9.06 per share at December 31, 2009.

•	During the first nine months of 2010, we repurchased 2.5 million shares at an average price of $7.88 per share.
Net operating income for the nine months ended September 30, 2010 increased 10.2% to $44.0 million, or $0.81 per diluted share, up from $40.0 million, or $0.69 per diluted share, for the comparable prior year period. Net income increased 22.4% to $44.3 million, or $0.81 per diluted share, compared to $36.2 million, or $0.63 per diluted share, in the prior year-to-date period. Our 2010 year-to-date results include pretax other-than-temporary impairment charges of $0.4 million on our investment portfolio, compared to $3.3 million in the comparable prior year period.
Gross written premium increased 18.8% to $601.2 million in the first nine months of 2010, compared to $505.9 million in the comparable prior year period. The increase in premium is primarily due to new business initiatives commencing in the second half of 2009.
For the nine months ended September 30, 2010, net earned premium increased 23.5% to $486.1 million, compared to $393.6 million in the third quarter of 2009.
The year-to-date GAAP combined ratio for 2010 was 94.8%, compared to 92.5% for the comparable period in 2009.
During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the nine months ended September 30, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the nine months ended September 30, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail. For the nine months ended September 30, 2010, this refinement resulted in a 2.4 percentage point increase in the expense ratio, a 1.0 percentage point decrease in the loss and LAE ratio and a decrease of $6.2 million in general, selling and administrative costs.
The calendar year loss and LAE ratio for the nine months ended September 30, 2010 decreased 0.5 percentage points to 60.2% from 60.7% for the same period in 2009. The 2010 results include favorable development of 4.9 percentage points, while the 2009 results include favorable development of 5.3 percentage points. The accident year loss and LAE ratio for the year-to-date 2010 period was 65.1%, compared to 66.0% for 2009. The improvement in the accident year loss and LAE ratio reflects a decline in storm related losses and a single fire loss totaling $5.7 million that occurred in 2009. The decrease was partially offset by greater than usual loss frequency in isolated short tail lines of business
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Policy acquisition and other underwriting expenses for the first nine months of 2010 increased $43.1 million to $168.3 million, compared to $125.2 million for the same period in 2009. Our expense ratio increased 2.8 percentage points to 34.6% for the nine months ended September 30, 2010, from 31.8% for the nine months ended September 30, 2009. This change reflects an increase in external costs, primarily net commission expense relating to new business added in the second half of 2009 where the agent performs certain policy issuance functions.
General, selling and administrative costs decreased $6.9 million to $17.1 million for the first nine months of 2010 from $24.0 million for the same period in 2009. This decrease reflects our ability to further leverage fixed costs.
2010 and 2011 Guidance
Based upon our results through the first nine months of the year and our expectations for the fourth quarter, as well as the impact of our share repurchase plan, we are increasing the Company’s full year 2010 guidance. Management now expects net operating income to be in a range of $56.0 million to $57.5 million, or $1.03 to $1.05 per share. We expect a combined ratio of 94.5% to 95.5%
For 2011, we expect net operating income to be in a range of $53.0 million to $58.5 million. We expect gross written premium in a range of $830 million to $850 million, and the combined ratio should be in a range of 96.0% to 97.0%. Achieving results within these ranges would result in net operating income in a range of $1.00 to $1.10 per share.
Commenting on the 2011 outlook, Mr. Cubbin stated: “We believe that 2011 should prove to be another good year for the Company. We will continue to focus on price adequacy, disciplined underwriting, efficient claims handling and geographic and product diversification. This strategy has served us well despite a prolonged period of low interest rates, as well as a competitive pricing environment, which we expect will continue into 2011.”
Other Matters
Shareholders’ Equity:
At September 30, 2010, shareholders’ equity was $558.1 million, or $10.48 per common share, compared to $502.9 million, or $9.06 per common share, at December 31, 2009.
Book value per share excluding unrealized gains increased $0.77 per share to $9.36 per share from $8.59 per share at December 31, 2009.
Statutory Surplus:
At September 30, 2010, the combined statutory surplus was $374.6 million, compared to $351.8 million at December 31, 2009.
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Premium Leverage Ratios:
As of September 30, 2010, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.1 to 1.0 and 1.8 to 1.0, respectively. As a reference point, the Company’s targets for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.
Cash Flows from Operations:
For the three months ended September 30, 2010, operating cash flows were $55.2 million, compared to $33.5 million for the three months ended September 30, 2009. The increase in cash flow from operations reflects growth in underwriting profits, growth in investment income, and a slight lengthening of our loss and LAE reserve duration.
For the nine months ended September 30, 2010, operating cash flows were $128.1 million, compared to $77.5 million for the nine months ended September 30, 2009. The increase in cash flow from operations reflects growth in underwriting profits, growth in investment income, and a slight lengthening of our loss and LAE reserve duration.
Debt to Equity Ratio:
At September 30, 2010, our debt-to-equity ratio was 21.9%, compared to 26.0% at December 31, 2009. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 7.4% at September 30, 2010, compared to 9.9% at December 31, 2009.
Dividend and Share Repurchases:
On October 28, 2010, the Board of Directors declared a quarterly dividend of $0.04 per share payable on November 29, 2010 to shareholders of record as of November 12, 2010.
We repurchased approximately 2.5 million shares during the first nine months of 2010 at an average cost of $7.88 per share. We have approximately 2.5 million remaining shares under the Share Repurchase Plan.
Investment Portfolio:
At September 30, 2010, pre-tax book yield was 4.35%, which compares to 4.56% at September 30, 2009. The effective duration of the portfolio was 4.8 years at September 30, 2010, compared to 4.7 years at September 30, 2009 and 5.1 years at December 31, 2009.
Net investment income for the third quarter of 2010 increased 7.5% to $13.7 million, up from $12.8 million in the third quarter of 2009. For the nine months ended September 30, 2010 net investment income increased 7.2% to $40.2 million from $37.5 million in the first nine months of 2009. These increases reflect an increase in average invested assets due to positive cash flow from operations and profitable underwriting results.
Conference Call
Meadowbrook’s 2010 second quarter results will be discussed by management in more detail on Tuesday, November 2, 2010 at 9:00 a.m. EDT.
To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call. Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.
For those who cannot listen to the live conference call, a replay of the call will be available through Wednesday, November 17, 2010 by dialing 1-877-660-6853 and referring to account number 286 and
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conference ID 358446. The webcast will be archived and available for replay through Thursday, February 3, 2011.
About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company’s most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	SEPTEMBER 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2010	2009

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,345,333	$1,203,215
Premium and agents balances	177,193	155,327
Reinsurance recoverable	292,930	274,525
Deferred policy acquisition costs	78,704	68,787
Prepaid reinsurance premiums	29,815	35,298
Goodwill	118,842	118,842
Other assets	132,362	139,750

Total Assets	$2,175,179	$1,995,744

LIABILITIES
Loss and loss adjustment expense reserves	$1,043,763	$949,177
Unearned premium reserves	353,780	325,915
Debt	41,000	49,875
Debentures	80,930	80,930
Other liabilities	97,611	86,966

Total Liabilities	1,617,084	1,492,863

STOCKHOLDERS’ EQUITY
Common stockholders’ equity	558,095	502,881

Total Liabilities & Stockholders’ Equity	$2,175,179	$1,995,744

Book value per common share	$10.48	$9.06

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$9.36	$8.59

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE NINE MONTHS
Share & Per Share Data)	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
SUMMARY DATA	2010	2009(1)	2010	2009(1)
Gross written premiums	$204,190	$188,985	$601,184	$505,867
Net written premiums	179,362	158,705	519,413	426,745

REVENUES
Net earned premiums	$171,864	$137,399	$486,065	$393,577
Net commissions and fees	9,869	10,753	26,872	29,386
Net investment income	13,715	12,764	40,198	37,503
Net realized gains (losses)	283	(742)	441	(3,692)

Total Revenues	195,731	160,174	553,576	456,774

EXPENSES
Net losses and loss adjustment expenses	105,939	88,602	292,631	238,956
Policy acquisition and other underwriting expenses	59,013	43,087	168,262	125,172
General, selling and administrative expenses	5,881	8,277	17,108	24,037
General corporate expenses	1,163	1,053	4,409	4,295
Amortization expense	1,235	1,422	3,757	4,350
Interest expense	2,405	2,620	7,259	8,061

Total Expenses	175,636	145,061	493,426	404,871

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	20,095	15,113	60,150	51,903
Income tax expense	5,500	4,156	17,896	15,848
Equity earnings of affiliates, net of tax	425	—	1,591	—
Equity earnings of unconsolidated subsidiaries, net of tax	16	62	486	149

NET INCOME	$15,036	$11,019	$44,331	$36,204

Less: Net realized gains (losses), net of tax	431	(669)	283	(3,753)

NET OPERATING INCOME (2)	$14,605	$11,688	$44,048	$39,957

Amortization expense	1,235	1,422	3,757	4,350

NET OPERATING INCOME, excluding amortization expense (3)	$15,840	$13,110	$47,805	$44,307

Diluted earnings per common share
Net income	$0.28	$0.19	$0.81	$0.63
Net operating income	$0.27	$0.20	$0.81	$0.69
Net operating income, excluding amortization expense	$0.29	$0.23	$0.88	$0.77
Diluted weighted average common shares outstanding	53,698,954	57,563,263	54,508,592	57,531,391

GAAP ratios:

Loss & LAE ratio	61.6%	64.5%	60.2%	60.7%
Other underwriting expense ratio	34.3%	31.4%	34.6%	31.8%

GAAP combined ratio	95.9%	95.9%	94.8%	92.5%

(1)	During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three months and nine months ended September 30, 2009, have been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three months and nine months ended September 30, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail.

(2)	While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

(3)	While net operating income, excluding amortization expense, is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Management believes this information is beneficial as amortization expense reflects an interim non-cash charge and in the long-term cash earnings will reflect GAAP earnings as we complete the amortization periods associated with current acquisitions. Net operating income, excluding amortization expense, is net income less realized gains (losses) net of taxes associated with such gains (losses) and less amortization expense.